Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations
& Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES PRICING OF $250 MILLION

SENIOR SECURED NOTES OFFERING

BLOOMFIELD HILLS, Michigan, December 17, 2009 – TriMas Corporation (NASDAQ: TRS) today announced the pricing of its private placement offering of $250 million principal amount of Senior Secured Notes due December 15, 2017 (the “Senior Notes”). The Senior Notes will have an interest rate of 9 3/4% per annum and are being issued at a price of 97.992% of their face value. The offering of the Senior Notes is expected to close on December 29, 2009, subject to customary closing conditions.

TriMas estimates that the net proceeds from the offering will be approximately $245.0 million after deducting discounts associated with the offering. The proceeds of the offering, together with $20.3 million of cash on hand and $13.0 million drawn on the revolving credit facility, will be used by TriMas Corporation to purchase, redeem or otherwise retire all of its outstanding 9 7/8% senior subordinated notes due 2012 and to pay fees and expenses related to the Notes offering, tender costs and expenses associated with the retirement of its 9 7/8% senior subordinated notes, the successful refinancing of its senior secured credit facilities and the finalization of the new accounts receivable securitization facility.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption there from.  The Notes are being offered and sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.  This notice is being issued pursuant to and in accordance with rule 135(c) under the Securities Act.

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